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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                                Ask Jeeves, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    045174109
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the following box to designate the rule pursuant to which the Schedule is filed:

         / / Rule 13d-1(b)

         / / Rule 13d-1(c)

         /X/ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).











      POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A
                      CURRENTLY VALID OMB CONTROL NUMBER.


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CUSIP NO. 045174109
-------------------------------------------------------------------------------
       1.  Name of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           Roger A. Strauch
-------------------------------------------------------------------------------
       2.  Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)

           (b)
-------------------------------------------------------------------------------
       3.  SEC Use only
-------------------------------------------------------------------------------
       4.  Citizenship or Place of Organization   U.S.A.
-------------------------------------------------------------------------------
Number of           5.  Sole Voting Power                             2,027,750
Shares              -----------------------------------------------------------
Beneficially        6.  Shared Voting Power                              37,050
Owned by            -----------------------------------------------------------
Each                7.  Sole Dispositive Power                        2,027,750
Reporting           -----------------------------------------------------------
Person With:        8.  Shared Dispositive Power                         37,050
-------------------------------------------------------------------------------
       9.  Aggregate Amount Beneficially Owned by Each Reporting
           Person                                                     2,064,800

      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

      11.  Percent of Class Represented by Amount in Row (9)              5.7%
-------------------------------------------------------------------------------
      12.  Type of Reporting Person (See Instructions)
-------------------------------------------------------------------------------
IN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

===============================================================================

                                  SCHEDULE 13G

ITEM 1.

     (a)   Name of Issuer - Ask Jeeves, Inc.

     (b) Address of Issuer's Principal Executive Offices - 5858 Horton Street, Suite 350; Emeryville, CA 94608

ITEM 2.

     (a)   Name of Person Filing - Roger A. Strauch

     (b) Address of Principal Business Offices or, if none, Residence - 918 Parker Street, Berkeley, CA 94710

     (c)   Citizenship - U.S.A.

     (d)   Title of Class of Securities - Common Stock

     (e)   CUSIP Number - 045174109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)   / /    Broker or dealer registered under section 15 of the Act
                  (15 U.S.C. 78o)

                               Page 2 of 3 pages

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     (b)   / /    Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

     (c)   / /    Insurance company as defined in section 3(a)(19) of the Act
                  (15 U.S.C. 78c)

     (d)   / /    Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8)

     (e)   / /    An investment adviser in accordance with Section
                  240.13d-1(b)(1)(ii)(E)

     (f)   / /    An employee benefit plan or endowment fund in accordance with
                  Section 240.13d-1(b)(1)(ii)(F)

     (g)   / /    A parent holding company or control person in accordance with
                  Section 240.13d-1(b)(1)(ii)(G)

     (h)   / /    A savings associations as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813)

     (i)   / /    A church plan that is excluded from the fefinition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3)

     (j)   / /    Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)


ITEM 4.  OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a)    Amount Beneficially Owned:                         2,064,800.

    (b)    Percent of Class:                                        5.7%.

    (c)    Number of shares as to which such person has:

          (i)    Sole power to vote or to direct the vote:    2,027,750.

          (ii)   Shared power to vote or to direct the vote:     37,050.

          (iii)  Sole power to dispose or to direct the
                 disposition of:                              2,027,750.

          (iv)   Shared power to dispose or to direct the
                 disposition of:                                 37,050.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.


ITEM 10.  CERTIFICATION

Not applicable.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

                                                       2/14/01
                                          ---------------------------------
                                                        Date

                                                /s/ Roger A. Strauch
                                          ---------------------------------
                                                      Signature


                                          ---------------------------------



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